Exhibit 10.1

11 Hurley Street Cambridge, MA 02141 P 617-401-9000 F 617-494-0985

September 22, 2021

Bruce Eaton

Re: Employment as Chief Business Officer

Dear Bruce,

On behalf of Editas Medicine, Inc. (the “Company”), I am pleased to inform you of your promotion to Executive Vice President and Chief Business Officer of the Company. The purpose of this letter (the “Promotion Letter”) is to set forth the terms of your employment in such capacity with the Company.

As Executive Vice President, Chief Business Officer, you will report to the Chief Executive Officer. As of the Effective Date, your base salary will be at the rate of $16,538.46 per biweekly pay period (equivalent to an annualized base salary of $430,000.00), subject to tax and other withholdings as required by law. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company. You will be employed on a full-time basis. Your effective date of promotion is July 23, 2021 (the “Effective Date”). You shall work out of the Company’s office at 4909 Nautilus Ct. N Unit 208, Boulder, CO 80301 and shall travel as required by your job duties.

Following the end of each fiscal year and subject to the approval of the Company’s Board of Directors (the “Board”), or a duly authorized committee thereof, you will be eligible for a retention and performance bonus, targeted at 45% of your annualized base salary, based on your and the Company’s performance during the applicable fiscal year as determined by the Board (or such committee) and in accordance with certain corporate goals determined by the Board (or such committee), in each case, in its sole discretion. You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company, provided, that the Company will award and pay any bonus for the prior calendar year no later than March 15th of the next succeeding fiscal year.

All reimbursements and in-kind benefits provided hereunder shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified herein), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar.

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You may participate in any benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. Additionally, you will be eligible for paid vacation and holidays in accordance with Company policy. Please see the enclosed “2021 Benefits Overview” for detailed information on our benefits and related policies, which currently include 14 paid holidays and a flexible time-off program. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice.

You have previously executed a Non-Solicitation, Non-Competition, Confidentiality and Assignment Agreement, a copy of which is attached as Exhibit A (the “Agreement”). You acknowledge that you continue to be bound by that agreement.

In making this promotion, the Company understands, based on representations made by you, that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way your acceptance of this promotion or employment or the performance by you of your duties as an employee of the Company. In accepting this promotion you represent and warrant the foregoing to be true and correct that in connection with providing services to the Company you will not use any confidential and/or proprietary information of any third party, including, without limitation, any former employer, or bring any biological or other materials to the Company.

It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time or pursuant to an employment contract, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause, or prior notice and without additional compensation to you.

You will be eligible to participate in the Company’s Severance Benefits Plan, as amended, a copy of which is attached hereto as Exhibit B (the “Severance Plan”), at the applicable level referenced in such plan. Your eligibility under the Severance Benefits Plan is subject to the terms and conditions thereof.

This Promotion Letter and the Agreement referenced above constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (formal or informal, whether written, oral or implied) between you and the Company. This Promotion Letter may not be amended or modified except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job duties, title, reporting relationship, compensation and benefits may change from time to time in the Company's sole discretion and provided that the "at-will" nature of your employment may only be changed by a written agreement signed by you and the Company’s Chief Executive Officer, which expressly states the intention to modify the at-will nature of your employment. Nothing in this Promotion Letter shall be construed as an agreement, either express or implied, to pay you any compensation or

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grant you any benefit beyond the end of your employment with the Company, except to the extent you are eligible for post-employment benefits under the Severance Plan.

As an employee of the Company, you will be required to familiarize yourself and comply with all Company policies and procedures. Violations of the Company's policies may lead to immediate termination of your employment. Further, the Company's premises, including all workspaces, furniture, documents and other tangible materials, together with all information technology resources of the Company (including computers, portable devices, data and other electronic files (whether in hard copy or electronic form), and all internet and email communications) are subject to oversight and inspection by the Company at any time. Company employees shall have no expectation of privacy with regard to any Company premises, materials, resources or information.

Please indicate your acceptance of this offer by signing the enclosed copy of this Promotion Letter and the Agreement via the electronic signature tool.

Please know that we are truly excited at the prospect of your leadership helping to build what we hope will be an exceptional organization, one that is both a scientific pioneer and that delivers transformative medicines to many patients. We believe that you will be a fundamental part of turning that aspiration into reality

Very truly yours,

Editas Medicine, Inc.

/s/ James C. Mullen
James C. Mullen
Chief Executive Officer

The foregoing correctly sets forth the terms of my employment by the Company. I am not relying on any other representation, except as set forth in this Promotion Letter.

/s/ Bruce Eaton
Bruce Eaton, Ph.D.

September 23, 2021
Date

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11 Hurley Street Cambridge, MA 02141 P 617-401-9000 F 617-494-0985

Exhibit A

Non-Solicitation, Non-Competition, Confidentiality and Assignment Agreement

Confidential

Exhibit B

Severance Benefits Plan

Confidential